Exhibit 10.8

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”) is effective as of April 3, 2012, by and between REGENERX BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and J.J. FINKELSTEIN (the “Executive”).

RECITALS

The parties previously entered into a Change in Control Agreement, dated as of January 1, 2012 (the “Prior Agreement”), and now desire to amend, restate and supersede the Prior Agreement to reflect certain revisions to the terms and conditions of severance.

The Company and the Executive wish to enter into this Agreement to set forth the compensation and benefits that the Executive will be eligible to receive in the event that the Executive’s employment with the Company terminates following a change in control transaction.

AGREEMENT

In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree as follows:

1. Eligibility for Change in Control Benefits. If (a) a Change in Control is consummated by June 30, 2012, or such other date as consistent with the extension of this Agreement as provided in Section 8, and (b) prior to June 30, 2012, or within twelve (12) months following such Change in Control, the Company terminates the Executive’s employment for any reason (other than Cause or the Executive’s death or disability) or the Executive resigns for Good Reason, and provided that any such termination constitutes a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation From Service”), (each such termination event is referred to as a “Covered Termination”), the Executive will be eligible for the compensation and benefits described in Section 2. References to the Company in this Agreement shall be deemed to include any affiliate of the Company, or the acquiring, surviving or successor entity in the Change in Control or their affiliates (collectively, “Successor”), as applicable.

2. Change in Control Benefits.

(a) Accelerated Vesting of Equity Incentives. On the effective date of the Change in Control, any outstanding stock option, or other equity award, held at such time by Executive under the terms of the Company’s Amended and Restated 2000 Stock Option and Incentive Plan or the Company’s 2010 Equity Incentive Plan will become one hundred percent (100%) vested and exercisable in full immediately before such Change in Control transaction and contingent upon its effectiveness.

(b) Severance. Following a Covered Termination, and subject to the terms and conditions set forth in Section 3, the Executive will be eligible for up to six (6) months of his Base Salary (as defined below), which amount shall be calculated as set forth in the table below (the “Severance”), payable in two equal installments, with the first payment occurring on the 60th day after the effective date of the Change in Control or, if later, the Executive’s Separation from Service (“Initial Payment Date”), and the second installment occurring sixty (60) days after the Initial Payment Date.

Net Proceeds	Severance Amount
Up to $1,000,000	1 month
$1,000,000 through $1,999,999.99	1 month
$2,000,000 through $2,999,999.99	2 months
$3,000,000 through $3,999,999.99	3 months
$4,000,000 through $4,999,999.99	4 months
$5,000,000 through $5,999,999.99	5 months
$6,000,000 and above	6 months

Notwithstanding the above, the maximum amount of the Severance shall be six months of the Executive’s Base Salary in the aggregate.

Examples: In the event of a Change in Control occurring on May 1, 2012, in which the Net Proceeds are $4,500,000, the Severance would equal four months of the Executive’s Base Salary. By contrast, if the Net Proceeds in such a Change in Control transaction are $700,000, then the Severance would equal one month of the Executive’s Base Salary. Likewise, once the Net Proceeds exceed $6 million, the Severance is capped at 6 months of the Executive’s Base Salary.

3. Release and Waiver of Claims. As further consideration for the benefits to be provided by the Company to the Executive under this Agreement, the Executive will be required to execute and deliver to the Company, by no later than the Initial Payment Date, a general release and waiver of all legal claims against the Company, any affiliated or related entity, and their representatives in a form satisfactory to the Company (the “Release”). No payments or benefits will be provided hereunder unless the Release is valid and fully effective and cannot be revoked as of the Initial Payment Date.

4. Other Severance Agreements and Policies. The compensation and benefits provided to Executive pursuant to this Agreement, are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any other agreement between Executive and the Company in respect of severance or termination pay or benefits, or any Company severance plan, policy or program, or other corporate documents of any type, including any individually negotiated severance provisions as part of any offer letter or employment agreement between the Company and Executive, including the Prior Agreement and Executive’s Second Amended and Restated Employment Agreement dated March 11, 2009, as amended (collectively, “Other Agreements”). The severance pay and benefits provided in this Agreement are intended to supersede and replace any severance pay and benefits to which Executive may otherwise be entitled as a result of any termination from employment and, by executing this Agreement, Executive agrees to waive, forego and forever relinquish any right or entitlement to receive compensation or benefits under any Other Agreements. This waiver and relinquishment is in consideration for the right to severance pay and benefits under the terms of this Agreement, which are in addition to the compensation and benefits that Executive would otherwise be eligible to receive, and applies whether or not Executive actually receives severance pay or benefits hereunder.

5. Withholding Taxes. The Company will withhold from all payments to be made under this Agreement all federal, state and local income or other taxes required to be withheld and any other required payroll deductions. Alternatively, if permitted by the Company, the Executive will make arrangements satisfactory to the Company for the payment of any taxes and other deductions.

6. Tax Consequences. The Company makes no representation as to the tax consequences to the Executive of the transactions contemplated by this Agreement, which will be the sole responsibility of the Executive.

7. Basis of Payments. All benefits under this Agreement shall be paid by the Company. This Agreement shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

8. Termination. If no Change in Control is consummated by June 30, 2012, then this Agreement will be null and void and of no force or effect unless extended by mutual written agreement of the parties. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because it is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 8, the Executive will not receive severance payments, or any other severance compensation or benefit.

9. No Implied Employment Contract. The Agreement will not be deemed (a) to give the Executive any right to be retained in the employ of the Company or its successors, or (b) to interfere with the right of the Company or its successor to discharge the Executive at any time and for any reason, which right is hereby reserved.

10. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

11. Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12. Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including but not limited to the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

13. Amendments. This Agreement may be amended, modified or terminated only in writing signed by Executive and the Company. The Company may only consent to an amendment or modification of this Agreement after such amendment or modification has been approved by the Company’s Board of Directors (the “Board”).

14. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

15. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company.

17. Applicable Law. This Agreement will be governed by the laws of the State of Maryland as such laws are applied to agreements between Maryland residents entered into and to be performed entirely within Maryland.

18. Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a Separation From Service, unless the Company reasonably determines that such amounts may be provided to the Executive without causing him to incur the additional 20% tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).

If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after the Executive’s Separation From Service, or (b) the date of the Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to the Executive a lump sum amount equal to the sum of the payments and benefits that the Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

19. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Base Salary” means the Executive’s annual base salary as in effect as of November 30, 2011. Base Salary does not include bonuses, commissions, overtime, fringe benefits, option grants, equity awards other irregular payments or any other compensation except base salary.

(b) “Cause” means: (i) refusal, failure or neglect to perform the material duties of his employment (other than by reason of Executive’s physical or mental illness or impairment); (ii) willful dishonesty, fraud, embezzlement or misconduct with respect to the business or affairs of the Company; (iii) indictment or conviction of a felony or of any crime involving dishonesty or moral turpitude; or (iv) Executive’s refusal to abide by or comply with the directives of the Board so long as those directives are lawful and ethical.

(c) “Change in Control” means: (i) the sale of all or substantially all of the assets of the Company to an unrelated person or entity; (ii) a merger, reorganization or consolidation in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity, or its parent corporation, immediately upon completion of such transaction; (iii) the sale of all of the capital stock of the Company to an unrelated person or entity; (iv) if any individual, firm, corporation, or other entity, or any group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”)), other than (1) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or (2) Executive becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company, or (B) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; (v) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof. Notwithstanding the above, an event is not a “Change in Control” unless it also is a “change in ownership of a corporation” or a “change in ownership of a substantial portion of a corporation’s assets” under Treasury Regulation section 1.409A-3(i)(5)(v) and (vii).

(d) “Good Reason” means any of the following: (i) a material diminution of Executive’s responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of Executive’s responsibilities or duties), (ii) a relocation of Executive’s principal place of employment by more than 60 miles from its location at the Effective Date of this Agreement, unless consented to by Executive, (iii) a material reduction in the benefits and perquisites to Executive from those being provided as of the date immediately preceding the Change in Control, unless consented to by Executive, (iv) any material failure by the Company to pay or provide the compensation and benefits under the Temporary Employment Terms Offer Letter dated January 1, 2012, except any such circumstance which is part of a general reduction or other concessionary arrangement affecting all employees or affecting senior executive officers, or (v) failure of a Successor in a Change in Control to assume this Agreement. In each such event listed in (i) through (v) above, Executive shall give the Company notice thereof by no later than ninety (90) days after the initial occurrence of the event or condition allegedly constituting Good Reason which shall specify in reasonable detail the circumstances constituting Good Reason. There shall be no Good Reason with respect to any such event or condition cured by the Company within thirty (30) days after such notice. If the Company fails to cure such event or condition within this thirty- (30-) day period, Executive must terminate employment under this provision within ninety (90) days after the cure period has expired (and thereafter Executive may no longer terminate his employment for a Good Reason based upon the event or condition that was not cured). Transferring the Executive’s employment to a Successor is not itself Good Reason to terminate employment under this Agreement, provided, however, that subparagraphs (i) through (v) above shall continue to apply to the Executive’s employment by the Successor.

References to the Company in this Agreement shall be deemed to include any affiliate of the Company, or the acquiring, surviving or successor entity in a Change in Control (as defined below) or their affiliates (collectively, “Successor”), as applicable.

(e) “Net Proceeds” with respect to a Change in Control means all of the cash, assumed liabilities, and the fair market value (as determined in good faith by the Board) on the closing date of all other property that is paid by a third party or by the Company to the Company’s stockholders or others equity stakeholders (e.g., option or warrant holders), or which is paid to the Company in the case of a Change in Control structured as an asset sale or similar transaction, in consideration for their shares or any convertible debt or other equity-linked securities (warrants or options) held by the Company’s stockholders or any third party convertible debt holders or holders of other equity-linked securities (or in consideration of the assets of the Company in the case of a Change in Control structured as an asset sale or similar transaction). Notwithstanding the foregoing, in the case of a Change in Control structured as an acquisition by the Company of a third party (or the purchase of the assets of a third party or similar transaction) in which equity of the Company is issued in the transaction to the third party or its stockholders or other stakeholders (a “Reverse Acquisition”), “Net Proceeds” shall mean the aggregate fair market value, as determined in good faith by the Company’s Board of Directors, immediately prior to the signing of the definitive agreement to effect the transaction. The term “Net Proceeds” excludes, without limitation, (i) any amounts paid into escrow or subject to earn-outs or other contingencies until such amounts have been released from escrow or the earn-out or other contingencies are satisfied, and (ii) any transaction fees of the Company incurred in connection with the transaction that are assumed or paid by the purchaser (such as fees related to legal services, financial advisory services, investment banking services or other professional services). The amount of the Severance paid hereunder shall not reduce the amount of the Net Proceeds.

For purposes of clarity, in all situations other than a Reverse Acquisition, the term Net Proceeds is generally intended to capture only those amounts that are received by all of the Company’s stockholders or other equity holders (or by the Company in the case of an asset sale). For example, if portions of the aggregate consideration in a merger transaction are paid at closing to various service providers to satisfy transaction fees (legal, accounting or investment banking services), the intent is to include only the “net” consideration that is ultimately paid to all stockholders or the Company within this definition. In the case of a Reverse Acquisition, the term Net Proceeds is generally intended to capture the net value attributable to the Company in the transaction (immediately prior to the closing of the transaction), and this amount shall be reduced to the extent that the Company is required to pay various service providers to satisfy transaction fees (legal, accounting or investment banking services). However, any part of the merger consideration that is directed or used toward the payment of the Severance is not intended to result in a reduction or offset of the “net” amount that is considered to be paid to stockholders or the Company.

IN WITNESS WHEREOF, this Amended and Restated Change in Control Agreement has been executed by the parties hereto as of the date first above written.

REGENERX BIOPHARMACEUTICALS, INC.

By:	/s/ Allan Goldstein
Allan Goldstein
Chairman

EXECUTIVE:

/s/ J.J. Finkelstein
J.J. Finkelstein

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